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March 27, 2000


Larry Kessler
1520 Floribunda Avenue
Burlingame, CA  94010


Dear Larry:

We are pleased to extend to you an offer of employment as Executive Vice President, World Wide Sales and Marketing of TeleTech Holdings Inc. The position will be located at our corporate office in Denver, Colorado. You will start no later than April 3, 2000 and will report to Scott Thompson, Chief Executive Officer and President. Your annual base salary will be $300,000 with a target annual bonus opportunity of 100% of your base. Your bonus will be based upon both TeleTech performance and your individual achievement of MBO goals to be set jointly by yourself and Scott. For 2000 100% of your annual bonus will be guaranteed.

You will receive vacation as per TeleTech's policy, which is accrued each pay period to a maximum of four (4) weeks per year. You will be eligible for TeleTech's executive medical and dental insurance, as well as a term Life Insurance policy in the amount of $4,000,000 on your start date (subject to standard physical exam). You will be eligible for a Long-Term Disability policy that provides 50% of your base salary and annual bonus (calculated at 80%) on the 91st day of your disability. Eligibility for the 401(k) plan begins during the enrollment period following six (6) months of service. You will be eligible to participate in the Employee Stock Purchase Plan during the enrollment period following three (3) months of service.

In addition TeleTech will pay you the sum of $100,000 as a signing bonus within 30 days of your start date. If you voluntarily leave TeleTech within the first eighteen months of employment this sum will be repayable to TeleTech on a pro-rata basis.

TeleTech will reimburse all necessary and reasonable relocation expenses, up to $150,000. This will include temporary living, residential closing and commission costs on the sale of your home, closing costs on your new home, as well as expenses incurred travelling back and forth from Burlingame, CA to Denver, CO. All taxable relocation reimbursements will be grossed-up. Relocation expenses need to be approved in advance. If you voluntarily leave TeleTech within the first eighteen months of employment this sum will be repayable to TeleTech on a pro-rata basis.

TeleTech requires all employees to acknowledge the terms and conditions of their employment by signing agreements regarding at-will employment, arbitration, confidentiality, non-competition, non-disclosure, trade secrets, and invention protection. These agreements will be provided by TeleTech and must be signed at or before the start of your employment.
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Larry Kessler
March 27, 2000
Page 2 of 3


You will receive a sign on bonus of 250,000 stock options with an exercise price equal to $30.8125. These options will vest in equal annual installments over four (4) years.

You will be eligible to participate in a Management Stock Option Program, which is designed to grant options at the end of each year. This is a discretionary plan which awards options based upon personal achievements of business objectives.

If you cease to be employed by TeleTech or any of its subsidiaries or affiliates (collectively, the "SUBSIDIARIES") for any reason other than (i) for "Cause" (as defined in TeleTech's 1999 Stock Option and Incentive Plan), (ii) your death, or
(iii) your mental, physical or emotional disability or condition, the Options shall be exercisable at any time prior to the date three months after the date of termination of your employment.

Your option agreements will also provide that upon a "Change of Control" any unvested portion of the options that are scheduled to vest within 24 months following the date the Change of Control becomes effective shall vest and become immediately exercisable as of the effective date of the Change of Control. If your employment is terminated other than "For Cause" (as defined in TeleTech's 1999 Stock Option and Incentive Plan) within 24 months following a Change of Control, 100% of your options will become immediately exercisable.

If your employment is terminated by TeleTech within the first two years of employment, other than for "Cause," or your position or salary materially changes (you shall receive (upon condition of executing and delivering a legal release in a form satisfactory to TeleTech), a payment of 18 months of your on-target earnings (base salary plus annual bonus) and the accelerated vesting of any unvested options that would otherwise have vested at the next vesting date under your option agreements.

This offer is in effect until 5 PM MST March 30, 2000 and is contingent upon your successful clearance of TeleTech's reference, background and drug screens.

I'd like to personally welcome you to TeleTech. We look forward to working with you.


Sincerely,

/s/ David Gilbert
-------------------
David Gilbert
Vice President, Corporate Recruiting

DG/gj

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Larry Kessler
March 27, 2000
Page 3 of 3


Please execute two copies of this Agreement, return the original to me and retain one for your files.

I agree to the terms and conditions of this offer of employment and will begin working as Executive Vice President, World Wide Sales and Marketing of TeleTech Holdings Inc. on April 3, 2000 in our Denver office.


Signed: /s/ Larry Kessler
       --------------------------------

Date: 03/27/00


This offer is extended dependent upon reference checking, passing a drug test, presentation of appropriate documentation to meet current Immigration and Naturalization requirements, and the receipt of a signed Non-Disclosure/Non-Compete Agreement. UPON YOUR ARRIVAL, A SOCIAL SECURITY CARD AND ONE OF THE FOLLOWING DOCUMENTS IS REQUIRED: A VALID DRIVER'S LICENSE, ID CARD, ORIGINAL OR CERTIFIED COPY OF BIRTH CERTIFICATE, CURRENT INS EMPLOYMENT AUTHORIZATION, VALID U.S. PASSPORT, OR CERTIFICATE OF NATURALIZATION.